November 30, 2012

Neuberger Berman Income Funds
605 Third Avenue, Second Floor
New York, NY 10158

Ladies and Gentlemen:

We have acted as counsel to Neuberger Berman Income Funds, a Delaware statutory trust (the “Trust”), in connection with the Trust’s registration statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about November 30, 2012, registering an indefinite number of Institutional Class shares of beneficial interest in Neuberger Berman New York Municipal Income Fund, a series of the Trust (the “Acquiring Fund”), (the “Shares”) to be issued pursuant to an agreement and plan of reorganization and termination (the “Agreement”) to be entered into by the Trust on behalf of the Acquiring Fund and Empire Builder Tax Free Bond Fund on behalf of its Ariel Premier Bond Fund series (the “Acquired Fund”).  The Agreement provides for the transfer of the Acquired Fund’s assets to and the assumption of the Acquired Fund’s liabilities by the Acquiring Fund in exchange solely for a number of Shares determined in the manner specified in the Agreement, such Shares to be distributed to the Acquired Fund’s shareholders upon the subsequent liquidation and termination of the Acquired Fund.

    This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of and Item 16(11) of Form N-14 under the Securities Act.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)
the prospectus/proxy statement, including the form of the Agreement attached as Appendix A thereto, and statement of additional information (collectively, the “Prospectus/Proxy Statement”) filed as part of the Registration Statement;

(ii)	the declaration of trust and bylaws of the Trust in effect on the date of this opinion letter; and

Neuberger Berman Income Funds
November 30, 2012

(iii)
the resolutions adopted by the trustees of the Trust relating to the Registration Statement, the establishment and designation of the Acquiring Fund and the Shares, and the authorization for issuance and delivery of the Shares pursuant to the Agreement.

We also have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have relied on a certificate of an officer of the Trust.  We have not independently established any of the facts on which we have so relied.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.  We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact.  We have not independently verified any of these assumptions.

The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the Delaware Statutory Trust Act and the provisions of the Investment Company Act of 1940 that are applicable to equity securities issued by registered open-end investment companies.  We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

Based upon and subject to the foregoing, it is our opinion that (1) the Shares to be issued pursuant to the Registration Statement, when issued and delivered to the Acquired Fund pursuant to the Agreement upon the terms described in the Registration Statement, will be validly issued, and (2) Acquired Fund shareholders receiving Shares upon the liquidation and termination of the Acquired Fund will have no obligation to make further payments for their Shares or contributions to the Trust or its creditors solely by reason of their ownership of Shares.

This opinion is rendered solely in connection with the filing of the Registration Statement.  We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement and to the reference to this firm’s name under the heading “Legal Matters” in the Prospectus/Proxy Statement.  In giving our consent we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the

Neuberger Berman Income Funds
November 30, 2012

category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ K&L Gates LLP